EXHIBIT 99.1

SMTC Signs Agreement to Acquire the Assets of EMS Provider Seksun Array Electronics (Suzhou) Co. Ltd.

Leading Electronics Manufacturing Services Provider Expanding China Capabilities and Footprint

TORONTO, Sept. 28, 2012 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX) ("SMTC"), a global electronics manufacturing services provider, announced the signing today of an agreement to acquire the manufacturing assets of Seksun Array Electronics (Suzhou) Co. Ltd.'s ("Seksun") in Suzhou, China. The acquisition is expected to close in Q4, 2012. This acquisition will further expand SMTC's operations and capabilities in China, strengthen its global footprint, and support the growth of new business in the region.

Seksun provides printed circuit board assembly and full "box build" systems integration focused on low volume, high mix business for the industrial, commercial and medical sectors. SMTC expects the acquisition to be immediately accretive.

"This transaction will support SMTC's strategy to grow and diversify its revenue base via accretive acquisitions, and is consistent with our strategic plan to quickly capitalize on market opportunities", said Alex Walker, Co-CEO at SMTC.

"This acquisition will further strengthen SMTC's global presence. This will allow us to provide additional manufacturing capabilities in China for our North American and European customers that demand world class quality and competitively priced solutions" said Claude Germain, Co-CEO at SMTC. "The Seksun team will bring extensive supply chain, engineering and general management depth to SMTC which will complement our current capabilities in China."

This acquisition will also complement SMTC's Asia procurement office and fulfillment warehouse, both located in Hong Kong, which allow both current and new customers to benefit from SMTC's strong global supply chain capabilities and localized purchasing power.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Canada, Mexico, and China, with more than 1,875 full-time employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments. SMTC was recognized in 2012 by Frost & Sullivan with the Global EMS Award for Product Quality Leadership.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq Global Market under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

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CONTACT: Investor Relations Information:
         Claude Germain
         President and Chief Executive Officer
         Telephone: (905) 413.1272
         Email: investorrelations@smtc.com
         or
         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         Telephone: (203) 972-9200
         Email: jnesbett@institutionalms.com

         Public Relations Information:
         Tom Reilly
         Director of Marketing
         Telephone: (905) 413.1188
         Email: publicrelations@smtc.com